EXHIBIT E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2022, by and among Hailiang Education International Limited, an exempted company organized and existing under the laws of the Cayman Islands (“Parent”) and certain shareholders of Hailiang Education Group Inc., an exempted company organized and existing under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, HE Merger Sub Limited, an exempted company organized and existing under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”) and the Company executed an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly owned Subsidiary of Parent.

WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as defined below) of the Existing Shares (as defined below) set forth opposite such Shareholder’s name on Schedule A hereto;

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement and pursue the Merger, Parent has required that each Shareholder agree, and each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, each Shareholder set out in Schedule A hereto desires to contribute the Rollover Shares set forth opposite the name of such Shareholder on Schedule A hereto to Parent in exchange for such number of newly issued Parent Shares set forth opposite the name of such Shareholder on Schedule A hereto; and

WHEREAS, as a condition and inducement to the willingness of the Shareholders solely in their capacity as Beneficial Owners of Covered Shares (as defined below) to enter into this Agreement and take such action contemplated hereunder in support of the Merger upon the terms and subject to the conditions set forth herein, Parent has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by its covenants and obligations set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below.

(a).	“Action” means any litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding.

(b).	“Additional Shares” means Ordinary Shares, ADSs or other voting share capital of the Company with respect to which the Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Ordinary Shares, ADSs or other voting share capital of the Company issued upon the exercise of any Company Options, Company Restricted Share Units or Company Convertible Notes or the conversion, exercise or exchange of any other securities into or for any Ordinary Shares or ADSs or otherwise).

(c).	“ADS” means American depositary share, each representing sixteen Ordinary Shares.

(d).	“Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person. For the avoidance of doubt, an “Affiliate” of the Buyer Consortium shall include a person jointly Controlled, whether directly or indirectly through one or more intermediaries, by the Buyer Consortium as a whole.

(e).	“Beneficial Ownership” by a person of any security beneficial ownership as defined in Rule 13d-3 under the Exchange Act and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are Controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(f).	“Business Day” means any day on which banks are not required or authorized to close in the City of New York, the Cayman Islands, the People’s Republic of China or Hong Kong.

(g).	“Contribution Closing” shall have the meaning set forth in Section 3.3.

(h).	“Closing” means the closing of the Merger.

(i).	“Company Options” means each outstanding share option issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award.

(j).	“Competing Proposal” means any Acquisition Proposal other than from the Parent.

(k).	“Company Restricted Share Units” means each outstanding restricted share unit issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to acquire Ordinary Shares upon the vesting of such award.

(l).	“Company Convertible Notes” means the convertible notes issued by the Company pursuant to the convertible note purchase agreement by and among the Company, PA Grand Opportunity Limited and other investors named therein dated June 6, 2016, as amended on June 13, 2016.

(m).	“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(n).	“Covered Shares” means all of the Existing Shares and any Additional Shares.

(o).	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p).	“Existing Shares” means with respect to a Shareholder, the Ordinary Shares and ADSs Beneficially Owned by such Shareholder as of the date hereof, as set forth opposite such Shareholder’s name on Schedule A hereto.

(q).	“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(r).	“Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

(s).	“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(t).	“Ordinary Shares” means, ordinary shares, par value US$ 0.0001 per share of the Company.

(u).	“Parent Shares” means the newly issued equity securities of Parent.

(v).	“Permitted Transfer” means a Transfer of Covered Shares by any Shareholder to (i) an Affiliate of such Shareholder which is Controlled by such Shareholder, (ii) a member of such Shareholder’s immediate family or a trust for the benefit of such Shareholder’s or any member of such Shareholder’s immediate family or (iii) any heir, legatees, beneficiaries and/or devisees of such Shareholder, provided that in each case of (i) to (iii), such transferee agrees to execute, prior to or concurrently with such Transfer, a Joinder Agreement in the form attached hereto as Exhibit A.

(w).	“person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

(x).	“Representatives” means, with respect to any party, such party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

(y).	“Rollover Shares” means, with respect to a Shareholder, such portion of the Ordinary Shares (including Ordinary Shares represented by ADSs) Beneficially Owned by such Shareholder as of immediately prior to the Contribution Closing that are to be contributed to Parent pursuant to the terms and conditions of this Agreement and the Merger Agreement, the number of which is set forth in the column entitled “Number of Rollover Shares” opposite such Shareholder’s name on Schedule A hereto.

(z).	“SEC” means the United States Securities and Exchange Commission.

(aa).	“Subsidiary” means, with respect to any person, any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person otherwise Controls, whether through contractual arrangements or otherwise.

(bb).	“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its Affiliates or Representatives.

(cc).	“Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

ARTICLE II

VOTING AND EXCLUSIVITY

Section 2.1 Agreement to Vote; Exclusivity.

(a) Each Shareholder hereby irrevocably and unconditionally agrees that at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its Covered Shares (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Merger and any other transactions contemplated by the Merger Agreement, (C) against any Competing Proposal or any other transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Merger, and (D) against any other action, agreement or transaction that is intended to facilitate a Competing Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or the performance by such Shareholder of its obligations under this Agreement.

(b) Each Shareholder further irrevocably and unconditionally agrees that it shall not, shall cause its Affiliates not to and shall cause the Representatives of it and its Affiliates (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, (i) make a Competing Proposal or join with, or invite, any other person to be involved in the making of a Competing Proposal, (ii) provide any information to any Third Party with a view to such Third Party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt financing, or contribution of any Covered Shares or provision of a voting agreement, in support of any Competing Proposal, or (iv) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any person (other than members of the Buyer Consortium and their Affiliates) regarding, a Competing Proposal or any of the matters described in Section 2.1(a) or this Section 2.1(b).

(c) Each Shareholder shall, and shall cause its Affiliates and the Representatives of it and its Affiliates (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) to, immediately cease and cause to be terminated any discussions or negotiations with any person that may have been conducted heretofore with respect to a Competing Proposal. From and after the date hereof, each Shareholder shall promptly advise Parent of any approach by any person other than the Buyer Consortium to such Shareholder in connection with a Competing Proposal.

(d) Each Shareholder shall retain at all times the right to vote or consent with respect to such Shareholder’s Covered Shares in such Shareholder’s sole discretion and without any other limitation on those matters, other than those limitations contained in Section 2.1(a).

(e) The obligations of each Shareholder set forth in this Section 2.1 are irrevocable until the termination of this Agreement in accordance with its terms.

Section 2.2 Waiver of Dissenter Rights. Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Merger and any other transactions contemplated by the Merger Agreement that such Shareholder or any other person may have by virtue of, or with respect to, any of the Covered Shares.

ARTICLE III

CONTRIBUTION AND ROLLOVER OF SHARES

Section 3.1 Contribution of Shares. Subject to the conditions set forth herein, at the Contribution Closing (as defined below), each Shareholder shall contribute, assign, transfer and deliver to Parent the Rollover Shares held by him, her or it in the amount set forth opposite such Shareholder’s name on Schedule A hereto, free and clear of any encumbrance. The contribution of such Rollover Shares to Parent is intended by the Shareholders to be treated as a tax-free contribution under section 721 of the Code.

Section 3.2 Subscription of Parent Shares. As consideration for the contribution, assignment, transfer and delivery of the Rollover Shares to Parent pursuant to Section 3.1, at the Contribution Closing (as defined below), Parent shall issue to such Shareholder (or, if designated by such Shareholder in writing, an Affiliate of such Shareholder), and such Shareholder or its Affiliate (as applicable) shall subscribe for immediately prior to the Contribution Closing, the number of Parent Shares in the amount set forth opposite such Shareholder’s name on Schedule A. Each Shareholder hereby acknowledges and agrees that (i) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Shareholder by Parent and any of its Affiliates in respect of the Rollover Shares contributed by such Shareholder to Parent at the Contribution Closing as contemplated by Section 3.1 above, and (ii) such Shareholder shall have no right to any consideration as provided in the Merger Agreement in respect of the Rollover Shares.

Section 3.3 Contribution Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the contribution and exchange contemplated hereby (the “Contribution Closing”) shall take place on a date mutually agreed by the parties not later than one (1) Business Day prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than five (5) Business Days prior to the Contribution Closing, to the extent that any Rollover Shares of a Shareholder are registered in the register of members of the Company in the name of such Shareholder, each such Shareholder shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such person’s possession, (i) duly endorsed for transfer or (ii) with executed stock powers or instrument of transfer (if applicable), both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing. To the extent that any Rollover Shares of a Shareholder are held in street name or otherwise represented by ADSs, such Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the contribution of such Rollover Shares in accordance with this Agreement.

Section 3.5 Irrevocable election. The execution of this Agreement by the Shareholders evidences, subject to Section 6.2 of this Agreement, the irrevocable election and agreement by the Shareholders to contribute their respective Rollover Shares as set forth in Schedule A hereto in exchange for Parent Shares at the Contribution Closing on the terms and conditions set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Parent, severally and not jointly, and solely as to itself and its Covered Shares, as of the date of this Agreement and as of each of Contribution Closing and Closing:

(a) Capacity; Authorization; Validity of Agreement; Necessary Action. Such Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement that are not set forth in this Agreement). This Agreement has been duly authorized (if applicable), executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) Ownership. Except as otherwise indicated on Schedule A hereto, such Shareholder is the sole Beneficial Owner of and has good and valid title to the Existing Shares set forth opposite its name in Schedule A hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, or arising under the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Agreement, subject to the last sentence of this Section 4.1(b), such Shareholder’s Existing Shares listed in Schedule A hereto constitute all of the Ordinary Shares, ADSs, Company Options, Company Restricted Share Units and Company Convertible Notes (and any other options or other securities convertible, exercisable or exchangeable into or for any Ordinary Shares or ADSs) Beneficially Owned or owned of record by such Shareholder. Except as otherwise indicated on Schedule A hereto, such Shareholder is and will be the sole record holder and Beneficial Owner of the Covered Shares (unless such Covered Shares are Transferred via a Permitted Transfer) and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to the Covered Shares. Such Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of such Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Shareholder at all times through the consummation of the Merger. As of the date of this Agreement, such Shareholder owns the Company Options, Company Restricted Share Units and Company Convertible Notes set forth opposite such Shareholder’s name in Schedule A hereto.

(c) Non-Contravention; No Conflicts. Except as would not, individually or in the aggregate, be expected to be adverse to the ability of such Shareholder to timely perform any of its obligations hereunder in any material respect, (i) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, no filing or notice by such Shareholder with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement by such Shareholder or the performance by such Shareholder of such Shareholder’s obligations herein, (ii) the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder’s obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement that are not set forth in this Agreement), will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon such Shareholder’s assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Shareholder is party or by which any of such Shareholder’s assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to such Shareholder or such Shareholder’s assets or properties or (2) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

(d) No Inconsistent Agreements. Except for this Agreement, such Shareholder has not: (i) entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Shareholder set forth in this Article IV untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing in any material respect any of its obligations under this Agreement. Such Shareholder understands and acknowledges that Parent and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Merger in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his or her capacity as such.

(f) No Action. There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could impair the ability of such Shareholder to timely perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(g) Opportunity of Inquiry. Such Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Parent and its Affiliates concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

Section 4.2 Representations and Warranties of Parent. Parent represents and warrants to each Shareholder, as of the date of this Agreement and as of each of Contribution Closing and Closing: It has all corporate power and authority to execute, deliver and perform this Agreement. The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement, including the Merger) have been duly and validly authorized by it, and no other actions or proceedings on its part are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement, including the Merger). This Agreement has been duly executed and delivered by it and, assuming this Agreement constitutes a valid and binding obligation of each Shareholder, constitutes a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as would not, individually or in the aggregate, be expected to be adverse to its ability to timely perform any of its obligations hereunder in any material respect, the execution and delivery of this Agreement by it do not, and the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement, including the Merger), will not (a) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon its assets or properties under, any provision of (i) any contract, agreement or other instrument to which it is party or by which any of its assets or properties is bound, or (ii) any judgment, order, injunction, decree or Law applicable to it or its assets or properties, or (b) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority or other third person.

ARTICLE V

OTHER COVENANTS

Section 5.1 Prohibition on Transfer.

(a) Subject to the terms of this Agreement, each Shareholder covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (i) is a Permitted Transfer, or (ii) has been previously approved in writing by Parent. Any attempted Transfer of shares or any interest therein, in violation of this Section 5.1 shall be null and void.

(b) With respect to each Shareholder, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Shareholder’s successors or assigns. No Shareholder may request that the Company or the Company’s depositary bank register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Shareholder under this Agreement.

Section 5.2 Additional Shares. Each Shareholder covenants and agrees to notify Parent in writing of the number of Additional Shares Beneficial Ownership in which is acquired by each Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 5.3 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Ordinary Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 5.4 No Inconsistent Agreements. Without the prior written consent of Parent, no Shareholder shall (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1(a) hereof) or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Shareholder set forth in Article IV untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Shareholder of its obligations under, or compliance by such Shareholder with the provisions of, this Agreement.

Section 5.5 Public Disclosure. None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of each other party hereto, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction. Notwithstanding the above, each Shareholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement, the Schedule 13E-3 and any other information disclosed to, or filing made with or furnished to, the SEC (including any amendment or supplement thereto and all documents filed with the SEC in accordance therewith) such Shareholder’s identity and Beneficial Ownership of its Covered Shares, the nature of such Shareholder’s commitments, arrangements and/or understandings contemplated by this Agreement and any other information required to be disclosed or furnished under the U.S. securities laws or the rules of the NASDAQ Global Market.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Interpretation. Unless the express context otherwise requires:

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; provided, however, that capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

(c) With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 6.2 Termination. As between Parent, on the one hand, and a Shareholder, on the other hand, this Agreement and all obligations hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, the rights and obligations of Parent, on the one hand, and such Shareholder, on the other hand, will terminate and become of no further force or effect without further action by either of them except for the provisions of Article VI, which will survive such termination indefinitely. For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then following termination of this Agreement Parent shall promptly return the Share Documents to the Shareholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Shareholder to the position he, she, or it was in with respect to ownership of the Rollover Shares prior to the Contribution Closing.

Section 6.3 Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Merger, the rights provided in Section 238 of the Companies Act (2022 Revision) of the Cayman Islands, the fiduciary or other duties of the board of directors of the Company and the internal corporate affairs of the Company.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.3(a), any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.3 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.3(b), any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that if such notice is not received during normal business hours, then on the next Business Day) by delivery in person, by electronic mail with a copy sent by another means specified in this Agreement, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to any party hereto at the following addresses or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 5.4:

if to Parent, to:

c/o Hailiang Group Co., Ltd.

Level 25, Hailiang Building

No. 1508 Binsheng road

Hangzhou, PRC

Attention: Ms. Yanlin Liang

Email: liangyanlin@hailiang.com

with copies to:

Hailiang Group Co., Ltd.

Level 27, Hailiang Building

No. 1508 Binsheng road

Hangzhou, PRC

Attention: Ms. Shiqi Huang

Email: huangshiqi@hailiang.com

VCL Law LLP

1945 Old Gallows Road, Suite 630

Vienna, VA 22182

Attention: Fang Liu

Email: fliu@vcllegal.com

if to a Shareholder, at the address set forth opposite such Shareholder’s name on Schedule A hereto.

Section 6.5 Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Parent and each Shareholder.

Section 6.6 Extension; Waiver. Parent, on the one hand, and a Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 6.7 Entire Agreement. This Agreement constitutes the sole and entire agreement of each Shareholder or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Parent and each Shareholder, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Parent and each Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at Law or equity.

Section 6.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.10 Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 6.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties, provided that Parent may assign its rights (but not obligations) to any of its Affiliates without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 6.12 Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 6.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 6.13 Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, each Shareholder is signing this Agreement solely and only in such Shareholder’s capacity as Beneficial Owner of its Covered Shares and, accordingly, (i) the representations, warranties, covenants and agreements made herein by a Shareholder are made solely with respect to such Shareholder and its Covered Shares, (ii) nothing herein shall limit or affect any actions taken by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in his capacity as a director or officer of the Company in any discussions or negotiations with the Buyer Consortium, and (iii) no action taken in good faith by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company) shall be deemed to constitute a breach of this Agreement. Nothing contained herein, and no action taken by such Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.14 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the relevant Shareholder, and Parent shall have no authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, in each case, except to the extent expressly provided herein.

Section 6.15 Costs and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.16 Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Support Agreement to be executed as of the date first written above.

Hailiang Education International Limited

By:	/s/ Feng Hailiang
Name:	FENG Hailiang
Title:	Director

IN WITNESS WHEREOF, the undersigned have caused this Support Agreement to be executed as of the date first written above.

Jet Victory International Limited

By:	/s/ Feng Hailiang
Name:	FENG Hailiang
Title:	Director

Brilliant One Development Limited

By:	/s/ Feng Hailiang
Name:	FENG Hailiang
Title:	Director

Gain Success Group Limited

By:	/s/ Feng Hailiang
Name:	FENG Hailiang
Title:	Director

Fame Best International Limited

By:	/s/ Feng Hailiang
Name:	FENG Hailiang
Title:	Director

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Support Agreement dated as of May [ ], 2022 (the “Agreement”) by and among Hailiang Education International Limited and the Shareholders named therein. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Joinder Agreement, the Transferee agrees as follows:

(a) Acknowledgment. Transferee acknowledges that Transferee is acquiring certain Covered Shares subject to the terms and conditions of the Agreement.

(b) Agreement. Transferee (i) agrees that the Covered Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Shareholder thereunder.

(c) Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

TRANSFEREE

[ ]
By:
Name:
Title:

Accepted and Agreed:

Hailiang Education International Limited

By:
Name: FENG Hailiang
Title: Director

Jet Victory International Limited

By:
Name:	FENG Hailiang
Title:	Director

Brilliant One Development Limited

By:
Name:	FENG Hailiang
Title:	Director

Gain Success Group Limited

By:
Name:	FENG Hailiang
Title:	Director

Fame Best International Limited

By:
Name:	FENG Hailiang
Title:	Director

Schedule A

Shareholder	Address	Existing Shares	Other Securities	Number of Rollover Shares	Number of Parent Shares
FENG Hailiang	c/o 1508 Binsheng Road, Binjiang District, Hangzhou City, Zhejiang 310051, People’s Republic of China	Ordinary Shares: 360,000,000 ADSs: 0	Company Options: None Company Restricted Share Units: None	360,000,000	360,000,000
Jet Victory International Limited	c/o OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	Ordinary Shares: 223,200,000 ADSs: 0	Company Options: None Company Restricted Share Units: None	223,200,000	223,200,000
Brilliant One Development Limited	c/o OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	Ordinary Shares: 100,800,000 ADSs: 0	Company Options: None Company Restricted Share Units: None	100,800,000	100,800,000
Fame Best International Limited	c/o OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	Ordinary Shares: 18,000,000 ADSs: 0	Company Options: None Company Restricted Share Units: None	18,000,000	18,000,000
Gain Success Group Limited	c/o OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	Ordinary Shares: 18,000,000 ADSs: 0	Company Options: None Company Restricted Share Units: None	18,000,000	18,000,000